UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 23, 2011

PRIVATEBANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

____________________________

Delaware	001-34066	36-3681151
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)
120 S. LaSalle Ste. 400 Chicago, Illinois		60603 (Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (312) 564-2000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On February 23, 2011, the Compensation Committee (“Committee”) of the Board of Directors of PrivateBancorp, Inc. (the “Company”) approved the payment of bonus awards to the Company’s named executive officers for the year ended December 31, 2010 pursuant to the Company’s 2010 annual incentive plan. Payments to executives are payable in a combination of cash and restricted stock, which will vest ratably over a three-year period.  The awards were based upon Company performance and individual performance factors tied primarily to business unit performance and personal performance against individual goals.

The table below sets forth the value of the awards for the executive officers of the Company who will be included as named executive officers in the Company’s proxy statement for the 2011 annual meeting of shareholders.

Name	Title	Cash	Restricted Stock
Larry D. Richman	President and Chief Executive Officer	$588,750	–
Kevin M. Killips	Chief Financial Officer	–	$195,000
Karen D. Case	President of Commercial Real Estate	$123,750	$41,250
Bruce R. Hague	President of National Commercial Banking	$315,000	–
Bruce Lubin	President of Illinois Commercial Banking	$277,500	$92,500

The form and timing of payment of bonuses to Messrs. Richman and Hague are affected by rules applicable to TARP recipients, including the Interim Final Rule on TARP Standards for Compensation and Corporate Governance issued in June 2009 by the U.S. Department of the Treasury.  Among other requirements, the TARP rules prohibit the Company from paying or accruing incentive or retention bonuses to its five most highly compensated employees, except for TARP-compliant shares of restricted stock or in accordance with an enforceable employment agreement in effect as of February 11, 2009.

Although Messrs. Richman and Hague were not subject to TARP bonus restrictions in 2010, because each of them will be covered in 2011, the bonus awards for Messrs. Richman and Hague are subject to deferral.  The Company has agreed to hold these amounts in rabbi trusts for the benefit of the executives.  The amounts may not be distributed until permitted by TARP rules and are subject to clawback to the extent required under TARP.  Consistent with the Company’s 2010 annual bonus plan, at the time of distribution of these amounts, the Company may cause a portion of the 2010 bonus to be disbursed in the form of equity.

Because of the TARP restrictions applicable to Mr. Killips in 2010, his bonus will be paid in the form of TARP-compliant restricted stock to be  issued on March 1, 2011 under the Company’s 2007 Long-Term Incentive Compensation Plan.  Such shares will comply with applicable TARP rules, including minimum service requirements and restrictions on transferability.

Neither Ms. Case nor Mr. Lubin are subject to TARP limitations on incentive compensation in 2010 or 2011.  As a result, their annual bonuses will be paid 75% in cash and 25% in shares of restricted stock with the number of shares to be based on the closing stock price on March 1, 2011.

In addition to approving 2010 annual bonuses, the Committee adjusted the structure of the total compensation program for Messrs. Richman and Hague after a comprehensive review of the impact of TARP limitations on the compensation of our executive officers.  For 2011, Mr. Richman will be entitled to receive annual fixed compensation in the amount of $2,250,000, consisting of base salary of $950,000, additional TARP cash compensation in the amount of $650,000 and TARP-compliant “salary stock” in the amount of $650,000, and Mr. Hague will be entitled to receive annual fixed compensation in the amount of  $1,000,000, consisting of base salary of $450,000, additional TARP cash compensation in the amount of $275,000 and TARP-compliant “salary stock” in the amount of $275,000.

The TARP cash and salary stock described above is to be paid to Messrs. Richman and Hague in substantially equal installments from March through December 2011, subject to continued employment, and are intended as temporary adjustments to their compensation arrangements while subject to TARP-related restrictions on bonus payments.  This additional compensation will not be taken into account as “base salary” for purposes of salary-based benefits under any Company benefit plan or agreement, is subject to compliance with applicable TARP standards and may be modified or terminated by the Committee at any time.

The TARP-compliant salary stock to be paid to Messrs. Richman and Hague will be in the form of fully-vested “salary stock” issued under the LTIP.  The number of shares of salary stock to be issued on each payroll date will be determined by dividing the amount of salary to be paid in the form of salary stock (after reduction for applicable tax withholding) by the closing price for the Company’s common stock on the applicable pay date.  Payment of salary stock is conditioned on each executive’s agreement with that he will not sell, assign, pledge or otherwise transfer the shares of salary stock for two years, except in the case of death, permanent disability or change in control.

As a result of these adjustments, Messrs. Richman and Hague will not be eligible to participate in the Company’s annual incentive plan for 2011 but will be considered for equity awards as permitted under TARP based upon corporate and individual performance in 2011 and other factors determined by the Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 1, 2011	PRIVATEBANCORP, INC.
By: /s/ Jennifer R. Evans
Jennifer R. Evans
General Counsel